Filed Pursuant to Rule 424(b)(3)

Registration No. 333-202787

Prospectus Supplement No. 11 dated November 4, 2016

(To Prospectus dated May 12, 2015)

17,949,841 Shares

Common Stock

This Prospectus Supplement supplements and amends the Prospectus dated May 12, 2015 (the “Prospectus”), relating to the resale of up to 17,949,841 outstanding shares of common stock of Iveda Solutions, Inc. (the “Company”) by the selling stockholders identified in the Prospectus.

This Prospectus Supplement includes information set forth in our Forms 8-K filed by the Company with the Securities and Exchange Commission on November 4, 2016. The Form 8-K is attached hereto.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with the Prospectus, including any supplements and amendments thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

See “Risk Factors” beginning on page 5 of the Prospectus to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is November 4, 2016.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 4, 2016 (November 2, 2016)

IVEDA SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-53285	20-2222203
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

460 S. Greenfield Road, Suite 6
Mesa, Arizona	85206
(Address of Principal Executive Offices)	(Zip Code)

(480) 307-8700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective November 2, 2016, Gregory Omi, a member of the Board of Directors of Iveda Solutinos, Inc. (the “Company”), resigned from Board service for the Company. There was no disagreement, as defined in 17 CFR 240.3b-7, between the Registrant and Mr. Omi at the time of Mr. Omi’s resignation from the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IVEDA SOLUTIONS, INC.
(Registrant)

Date: November 4, 2016	By:	/s/ Robert J. Brilon
Robert J. Brilon
President and Chief Financial Officer